Exhibit 99.1

American Eagle Outfitters Reports Record Second Quarter Sales, Strong EPS Growth

8.29.18

Total Revenue Increased 14%, Comparable Sales Rise 9%

Stores Drive Highest Comp since 2015, Digital Continues to Grow at Double-Digit Pace

EPS of 34 cents compared to 12 cents last year

PITTSBURGH — (BUSINESS WIRE) — American Eagle Outfitters, Inc. (NYSE: AEO) today reported EPS of $0.34 for the quarter ended August 4, 2018, compared to $0.12 for the quarter ended July 29, 2017, up 183%. EPS of $0.34 increased 79% compared to adjusted EPS of $0.19 last year.

Jay Schottenstein, AEO’s Chief Executive Officer commented, “The second quarter results exceeded our expectations, delivering record sales and 79% growth in adjusted earnings. This marked our 14th consecutive quarter of comparable sales growth, with the American Eagle and Aerie brands posting positive results across both stores and e-commerce. Driven by exceptional product, teamwork and execution, it’s gratifying to see strength throughout our business, as we capitalize on the broad appeal of our brands and leading merchandise assortments.”

He continued, “We are pleased with the performance of the business through the back-to-school season with strength across brands and channels continuing. As we look forward, we remain focused on fueling our brands, delivering the best customer experiences and achieving strong financial returns.”

Adjusted amounts are based on Non-GAAP results, as presented in the accompanying GAAP to Non-GAAP reconciliation.

Second Quarter 2018 Results

•	Total net revenue increased $120 million, or 14% to $965 million compared to $845 million last year. Approximately $40 million of the revenue increase was due to the shifted retail calendar.

•	Consolidated comparable sales increased 9% over the comparable period ending August 5, 2017, following a 2% increase last year.

•	By brand, American Eagle’s comparable sales increased 7% and Aerie’s comparable sales increased 27%, compared to flat and 26% comparable sales last year, respectively.

•

Gross profit increased to $353 million from $293 million. Gross profit increased 20% to $353 million from adjusted gross profit of $294 million last year. The gross margin rate increased 170 basis points to 36.6% of revenue compared to adjusted 34.9% last year, primarily reflecting rent leverage.

•

Selling, general and administrative expense of $234 million deleveraged 20 basis points to 24.3% as a rate to revenue. Investments in customer-facing store payroll, higher wages, increased incentive expense and advertising contributed to the rise from $204 million last year.

•

Depreciation and amortization expense increased 6% to $43 million from $40 million last year, due to continued investments in our business. As a rate to revenue, depreciation leveraged 40 basis points to 4.4%.

•

Operating income of $76 million compared to $39 million last year, an increase of $37 million, or 95%. Operating income increased 52% to $76 million from adjusted operating income of $50 million last year, leveraging 190 basis points to 7.9% as a rate to revenue.

•	The effective tax rate decreased to 21.9% compared to 34.7% last year, primarily due to the impact of the U.S. Tax Cuts and Jobs Act.

•	EPS of $0.34 compared to EPS of $0.12 last year. EPS increased 79% compared to adjusted EPS of $0.19 last year.

Inventory

Total ending inventories at cost increased 8% to $466 million, in line with the company’s expectations. Looking forward, we expect third quarter ending inventory to be up in the high-single digits.

Capital Expenditures

In the second quarter, capital expenditures totaled $54 million, with more than half related to store remodeling projects and new openings, and the balance to support the digital business, omni-channel tools and general corporate maintenance. We continue to expect capital expenditures to be in the range of $180 million to $190 million this year.

Shareholder Returns, Cash and Investments

During the second quarter, the company returned $24 million to shareholders through cash dividends. As a result of strong free cash flow, we ended the quarter with total cash and investments of $363 million compared to $193 million last year.

Store Information

During the quarter, the company opened 4 American Eagle stores and had no closures, ending with 939 American Eagle stores, including 131 Aerie side-by-side locations. The company opened 1 Aerie stand-alone store and closed 1, ending with 109 Aerie stand-alone stores. Additionally, the company opened 1 Tailgate store. Internationally, the company ended the quarter with 223 licensed stores. For additional store information, see the accompanying table.

Third Quarter Outlook

Based on an anticipated comparable sales increase in the high-single digits and total revenue growth in the mid-single digits, reflecting the approximate $40 million revenue shift into the second quarter due to the shifted retail calendar, management expects third quarter 2018 EPS to be approximately $0.45 to $0.47. This guidance excludes potential asset impairment and restructuring charges. Last year’s third quarter reported EPS of $0.36 included approximately $0.01 per share of restructuring and related charges. Excluding these items, last year’s third quarter adjusted EPS was $0.37. See the accompanying table for the GAAP to Non-GAAP reconciliation.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 9:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Management believes that this non-GAAP information is useful for an alternate presentation of the company’s performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at more than 200 international locations operated by licensees in 25 countries. For more information, please visit www.ae.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including third quarter 2018 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018 and in any subsequently-filed Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for third quarter 2018 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Olivia Messina

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	August 4, 2018	February 3, 2018	July 29, 2017
ASSETS
Cash and cash equivalents	$323,322	$413,613	$192,558
Short-term investments	40,000	—	—
Merchandise inventory	466,112	398,213	433,458
Accounts receivable	74,153	78,304	80,673
Prepaid expenses and other	93,493	78,400	110,496

Total current assets	997,080	968,530	817,185

Property and equipment, net	732,350	724,239	719,127
Intangible assets, net	45,064	46,666	47,520
Goodwill	14,926	15,070	15,069
Non-current deferred income taxes	8,558	9,344	28,761
Other assets	52,771	52,464	58,661

Total Assets	$1,850,749	$1,816,313	$1,686,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$264,247	$236,703	$275,479
Accrued compensation and payroll taxes	51,903	54,324	22,708
Accrued rent	85,416	83,312	78,697
Accrued income and other taxes	18,332	12,781	13,289
Unredeemed gift cards and gift certificates	33,185	52,347	32,573
Current portion of deferred lease credits	10,822	11,203	12,838
Other current liabilities and accrued expenses	44,115	34,551	36,398

Total current liabilities	508,020	485,221	471,982

Deferred lease credits	49,569	47,977	53,620
Non-current accrued income taxes	7,164	7,269	4,786
Other non-current liabilities	25,419	29,055	31,636

Total non-current liabilities	82,152	84,301	90,042

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	560,349	593,770	586,844
Accumulated other comprehensive income (Loss)	(32,646)	(30,795)	(30,121)
Retained earnings	1,941,536	1,883,592	1,772,233
Treasury stock, at cost	(1,211,158)	(1,202,272)	(1,207,153)

Total stockholders’ equity	1,260,577	1,246,791	1,124,299

Total Liabilities and Stockholders’ Equity	$1,850,749	$1,816,313	$1,686,323

Current Ratio	1.96	2.00	1.73

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis 13 Weeks Ended
	August 4, 2018	% of Revenue	July 29, 2017	% of Revenue
Total net revenue	$964,853	100.0%	$844,557	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	611,752	63.4%	551,908	65.3%

Gross profit	353,101	36.6%	292,649	34.7%
Selling, general and administrative expenses	233,971	24.3%	203,717	24.1%
Restructuring charges	—	—%	9,746	1.2%
Depreciation and amortization	42,739	4.4%	40,283	4.8%

Operating income	76,391	7.9%	38,903	4.6%
Other income (expense), net	860	0.1%	(6,734)	-0.8%

Income before income taxes	77,251	8.0%	32,169	3.8%
Provision for income taxes	16,918	1.8%	10,933	1.3%

Net income	$60,333	6.2%	$21,236	2.5%

Net income per basic share	$0.34		$0.12
Net income per diluted share	$0.34		$0.12

Weighted average common shares outstanding – basic	177,249		177,228
Weighted average common shares outstanding – diluted	178,505		178,788

	26 Weeks Ended
	August 4, 2018	% of Revenue	July 29, 2017	% of Revenue
Total net revenue	$1,787,814	100.0%	$1,606,393	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	1,130,271	63.2%	1,035,922	64.5%

Gross profit	657,543	36.8%	570,471	35.5%
Selling, general and administrative expenses	444,205	24.9%	398,696	24.8%
Restructuring charges	1,568	0.1%	15,193	1.0%
Depreciation and amortization	84,674	4.7%	80,730	5.0%

Operating income	127,096	7.1%	75,852	4.7%
Other income (expense), net	1,362	0.1%	(6,330)	-0.4%

Income before income taxes	128,458	7.2%	69,522	4.3%
Provision for income taxes	28,196	1.6%	23,050	1.4%

Net income	$100,262	5.6%	$46,472	2.9%

Net income per basic share	$0.57		$0.26
Net income per diluted share	$0.56		$0.26

Weighted average common shares outstanding – basic	177,329		178,475
Weighted average common shares outstanding – diluted	178,730		180,473

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended July 29, 2017
	Gross profit	Operating income	Other (expense) income	Net income	Diluted income per common share
GAAP Basis	$292,649	$38,903	$(6,734)	$21,236	$0.12
% of Revenue	34.7%	4.6%	-0.8%	2.5%

Add: Restructuring Related Charges(1):	1,669	11,415	—	7,340	0.04
Add: Joint Business Venture Charges(2):	—	—	9,311	5,988	0.03

	1,669	11,415	9,311	13,328

Non-GAAP Basis	$294,318	$50,318	$2,577	$34,564	$0.19
% of Revenue	34.9%	6.0%	0.3%	4.1%

(1) – $11.4 million pre-tax restructuring related charges, consisting of:

•	Inventory charges related to the restructuring of the United Kingdom, Hong Kong, and China ($1.7M), recorded as a reduction of Gross Profit
•

Lease buyouts, store closure charges and severance and related charges ($9.7M), which includes charges for the United Kingdom, Hong Kong, and China and corporate overhead reductions, recorded within Restructuring Charges.

(2) – $9.3 million pre-tax charges for the charges related to the planned exit of a joint business venture, recorded within Other (expense) income, net.

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	26 Weeks Ended August 4, 2018
	Operating income	Net income	Diluted income per common share
GAAP Basis	$127,096	$100,262	$0.56
% of Revenue	7.1%	5.6%

Add:Restructuring Charges(1):	1,568	1,188	0.01

Non-GAAP Basis	$128,664	$101,450	$0.57
% of Revenue	7.2%	5.7%

(1) – $1.6 million for pre-tax corporate restructuring charges, primarily consisting of corporate severance charges

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	26 Weeks Ended July 29, 2017
	Gross profit	Operating income	Other (expense) income	Net income	Diluted income per common share
GAAP Basis	$570,471	$75,852	$(6,330)	$46,472	$0.26
% of Revenue	35.5%	4.7%	-0.4%	2.9%

Add: Restructuring Related Charges(1):	1,669	16,862	—	10,801	0.06
Add: Joint Business Venture Charges(2):	—	—	9,311	5,964	0.03

	1,669	16,862	9,311	16,765

Non-GAAP Basis	$572,140	$92,714	$2,981	$63,237	$0.35
% of Revenue	35.6%	5.8%	0.2%	3.9%

(1) – $16.9 million pre-tax restructuring related charges, consisting of:

•	Inventory charges related to the restructuring of the United Kingdom, Hong Kong, and China ($1.7M), recorded as a reduction of Gross Profit
•

Lease buyouts, store closure charges and severance and related charges ($15.2M), which includes charges for the United Kingdom, Hong Kong, and China and corporate overhead reductions, recorded within Restructuring Charges.

(2) – $9.3 million pre-tax charges for the charges related to the planned exit of a joint business venture, recorded within Other (expense) income, net.

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

13 Weeks Ended October 28, 2017
Diluted income per common share
GAAP Basis	$0.36

Add: Restructuring Related Charges(1):	0.01

Non-GAAP Basis	$0.37

(1) – $3.7 million pre-tax restructuring related charges, consisting of:

•	Corporate severance and related charges of ($2.4M) and corporate lease buyout charges of ($1.3M)

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Second Quarter Comparable Sales
	2018	2017
American Eagle Outfitters, Inc. (1)	9%	2%

AE Total Brand (1)	7%	0%
aerie Total Brand (1)	27%	26%

(1) AEO Direct is included in consolidated and total brand comparable sales.

	YTD Second Quarter Comparable Sales
	2018	2017
American Eagle Outfitters, Inc. (1)	9%	2%

AE Total Brand (1)	6%	-1%
aerie Total Brand (1)	32%	26%

(1) AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	Second Quarter 2018	YTD Second Quarter 2018	Fiscal 2018 Guidance
Consolidated stores at beginning of period	1,049	1,047	1,047
Consolidated stores opened during the period
AE Brand	4	8	15 - 20
Aerie stand-alone	1	2	10 - 15
Tailgate Clothing Co.	1	1	1
Todd Snyder	0	0	1
Consolidated stores closed during the period
AE Brand	0	(2)	(10) - (15)
Aerie stand-alone	(1)	(2)	(5) - (10)

Total consolidated stores at end of period	1,054	1,054	1,049 - 1,069
AE Brand	939
Aerie stand-alone	109
Aerie side-by-side (2)	131
Tailgate Clothing Co.	5
Todd Snyder	1
Stores remodeled and refurbished during the period	24	47	60 - 70
Total gross square footage at end of period	6,641	6,641	Not Provided

International license locations at end of period (1)	223	223	261

Aerie side-by-side stores (2)
New AE store	3	3	5 - 10
Remodeled AE store	9	11	20

(1) International license locations are not included in the consolidated store data or the total gross square footage calculation.

(2) Aerie side-by-side stores are included in the AE Brand store count as they are considered part of the AE Brand store to which they are attached.